Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces Third Quarter 2023 Results

•	Solid asset quality with the ratio of non-performing assets to total assets of 0.10% as of September 30, 2023.
•	Strong liquidity position with $89.12 million in cash balances and access to liquidity totaling $985.52 million as of September 30, 2023.
•	The Company’s tier one leverage and risk-based capital ratios were 11.70% and 28.78%, respectively, and the Company is considered to be “well-capitalized” at September 30, 2023.
•	The Board of Directors approved a quarterly cash dividend of $0.05 per share, representing Territorial Bancorp Inc.’s 56th consecutive quarterly dividend.

Honolulu, Hawaii, October 27, 2023- Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $880,000, or $0.10 per diluted share, for the three months ended September 30, 2023.

In light of the lower level of earnings in the third quarter of 2023 and the highly uncertain interest rate and economic environment in the near term, the Board of Directors determined it is prudent to reduce the dividend this quarter to $0.05 per share. The dividend is expected to be paid on November 24, 2023, to stockholders of record as of November 9, 2023.

“Today’s interest rate environment continues to be challenging to the banking industry. The steep increases in interest rates have resulted in higher mortgage rates, which caused many potential homebuyers to hesitate before buying a home. These developments have led to lower loan volumes and higher interest costs, which have impacted our net interest margins. We are being diligent in controlling our expenses as we work through this current interest rate environment. Competition for deposits and pricing are impacting financial performance across the banking industry, and while we expect our net interest margins to continue decreasing through the remainder of 2023, our focus remains on maintaining our solid asset quality. We have strengthened our liquidity levels and have been able to maintain our strong capital levels, which are above regulatory required levels” said Allan Kitagawa, Chairman and CEO.

Interest Income

Net interest income decreased by $4.31 million to $10.03 million for the three months ended September 30, 2023, from $14.34 million for the three months ended September 30, 2022. Total interest income was $17.38 million for the three months ended September 30, 2023, compared to $16.15 million for the three months ended September 30, 2022. The $1.23 million increase in total interest income was primarily due to a $678,000 increase in interest earned on other investments and a $510,000 increase in interest earned on loans. Interest income on other investments rose by $678,000 from $373,000 for the three months ended September 30, 2022, to $1.05 million for the three months ended September 30, 2023. The increase in interest income on other investments is primarily due to a 298 basis point increase in the interest rate paid on cash balances at the Federal Reserve Bank (FRB) and an $18.36 million increase in the average cash balance with the FRB. The increase in interest income on loans resulted from a $19.96 million increase in the average loan balance together with a 10 basis point increase in the average loan yield.

Interest Expense and Provision for Credit Losses

As a result of the increases in short-term interest rates, total interest expense increased by $5.54 million to $7.35 million for the three months ended September 30, 2023, from $1.81 million for the three months ended September 30, 2022. Interest expense on deposits increased by $4.17 million to $5.41 million for the three months ended September 30, 2023, from $1.24 million for the three months ended September 30, 2022. The increase in interest expense on deposits was primarily due to an increase in interest expense on certificates of deposit (CD). Interest expense on CDs rose by $3.72 million from $1.00 million for the three months ended September 30, 2022, to $4.72 million for the three months ended September 30, 2023. The increase in interest expense was primarily due to a 254 basis point increase in the average cost of CDs and a $174.70 million increase in the average CD balance. The increase in the average cost of CDs occurred as interest rates were raised in response to the increase in market interest rates. The increase in the average balance of CDs occurred as customers transferred balances from lower rate savings accounts to higher rate CDs. Interest expense on Federal Home Loan Bank (FHLB) advances rose from $522,000 for the three months ended September 30, 2022, to $1.90 million for the three months ended September 30, 2023. The increase in interest expense on FHLB advances rose primarily because of a 143 basis point increase in the average cost of advances and a $119.62 million increase in the average advance balance. Additional FHLB advances were obtained in 2023 to enhance the Company’s liquidity and to fund deposit withdrawals.

The Company reversed $259,000 of credit loss provisions in the three months ended September 30, 2023 and $109,000 of credit loss provisions in the three months ended September 30, 2022. In 2023, the Company adopted the current expected credit loss (CECL) accounting standard to calculate its allowance for credit losses.  The decrease in the credit loss provision for the three months ended September 30, 2023 is primarily due to a decrease in forecasted charge-offs in the real estate portfolio that was partially offset by a decrease in forecasted prepayments.

Noninterest Income

Noninterest income was $589,000 for the three months ended September 30, 2023, compared to $615,000 for the three months ended September 30, 2022.

Noninterest Expense

Noninterest expense decreased to $9.67 million for the three months ended September 30, 2023, compared to $9.77 million for the three months ended September 30, 2022. Salaries and employee benefits decreased by $337,000 to $5.18 million for the three months ended September 30, 2023, from $5.51 million for the three months ended September 30, 2022. The reduction in salaries and employee benefits is due to a decrease in deferred compensation accruals and accruals for the employee stock ownership plan (ESOP). The decrease in ESOP accruals is primarily due to a decline in the Company’s share price which is used to calculate the accrual. Occupancy expenses rose from $1.68 million for the three months ended September 30, 2022, to $1.82 million for the three months ended September 30, 2023, primarily because of an increase in repair and maintenance expenses. Federal Deposit Insurance Corporation (FDIC) premium expense rose from $145,000 for the three months ended September 30, 2022, to $246,000 for the three months ended September 30, 2023, because of an increase in the FDIC insurance premium rate.

Income Taxes

Income tax expense for the three months ended September 30, 2023 was $335,000 with an effective tax rate of 27.57% compared to $1.41 million with an effective tax rate of 26.53% for the three months ended September 30, 2022. The decrease in income tax expense was primarily due to a $4.08 million decrease in income before income taxes during the three months ended September 30, 2023, compared to the three months ended September 30, 2022.

Balance Sheet

Total assets were $2.21 billion at September 30, 2023 and $2.17 billion at December 31, 2022. Loans receivable increased by $14.63 million and was $1.31 billion at September 30, 2023 and $1.29 billion at December 31, 2022. The increase in loans receivable occurred as new loan originations exceeded loan repayments and sales. Investment securities, including available for sale securities, decreased by $23.81 million to $714.78 million at September 30, 2023 from $738.59 million at December 31, 2022. The decrease in investment securities occurred because of principal repayments on mortgage-backed securities. Cash and cash equivalents increased by $48.57 million to $89.12 million at September 30, 2023 from $40.55 million at December 31, 2022. The increase in cash and cash equivalents occurred as the Company obtained additional advances from the Federal Home Loan Bank to enhance its liquidity.

Deposits decreased by $65.14 million from $1.72 billion at December 31, 2022 to $1.65 billion at September 30, 2023. The decrease in deposits occurred as customers sought higher interest rates on their deposits than what the Company offers. As of September 30, 2023, approximately 85% of total deposits are FDIC insured or fully collateralized. FHLB advances increased by $115.00 million to $256.00 million at September 30, 2023 from $141.00 million at December 31, 2022. The proceeds from the advances were used to enhance liquidity and to fund deposit withdrawals. Total stockholders’ equity decreased to $248.75 million at September 30, 2023 from $256.55 million at December 31, 2022. The decrease in stockholders’ equity occurred primarily because the Company’s dividends paid to shareholders, share repurchases, and the impact to retained earnings from the adoption of the CECL standard to calculate its allowance for credit losses exceeded the Company’s net income.

Capital Management

The Company completed its twelfth share repurchase program and repurchased 21,898 shares during the three months ending September 30, 2023. Through September 30, 2023, the Company has repurchased 4,417,953 shares through all of its share repurchase programs. The shares repurchased represent 36.11% of the total shares issued in its initial public offering.

Asset Quality

In August 2023, wildfires on Maui partially or completely destroyed 11 homes which were collateral for $3.06 million of mortgage loans held by the Company. In September, a $164,000 mortgage loan on one of the homes was paid off. At September 30, 2023, the Company had $2.88 million of mortgage loans which were collateralized by homes partially or completely destroyed in the Maui wildfires and all of these loans were current. All of the homes which were destroyed are insured and the Company does not expect to incur a loss on these loans. The Company also has $18.77 million of mortgage loans on Maui at September 30, 2023 which were not affected by the wildfires. As of September 30, 2023, all of these loans are current.

Credit quality continues to be extremely important as the Bank adheres to its strict underwriting standards. The Company had $279,000 in delinquent mortgage loans 90 days or more past due at September 30, 2023, compared to $559,000 at December 31, 2022. Non-performing assets totaled $2.32 million at September 30, 2023, compared to $2.30 million at December 31, 2022. The ratio of non-performing assets to total assets was 0.10% at September 30, 2023 and 0.11% at December 31, 2022. The allowance for credit losses at September 30, 2023 was $5.00 million and represented 0.38% of total loans, compared to $2.03 million and 0.16% of total loans as of December 31, 2022. The increase in the ratio of allowance for credit losses to total loans occurred when the Company adopted the CECL accounting standard to calculate its allowance for credit losses on January 1, 2023. Upon adoption of the standard, the Company recorded a $3.16 million increase to its allowance for credit losses. The ratio of the allowance for credit losses to non-performing loans rose to 216.11% at September 30, 2023, compared to 88.31% at December 31, 2022 as a result of the increase in the allowance for credit losses.

About Us

Our Lahaina Branch was destroyed in the Maui wildfire.  Our Branch was leased and the leasehold improvements and furniture and fixtures had a book value of $5,000, which was written off in the quarter ending September 30, 2023.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the state of Hawaii. For additional information, please visit the Company’s website at: https://www.tsbhawaii.bank.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either internationally, nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer demand, spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	the timing and amount of revenues that we may recognize;

•	the value and marketability of collateral underlying our loan portfolios;

•	our ability to retain key employees;

•	cyberattacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems;

•	technological change that may be more difficult or expensive than expected;

•	the ability of third-party providers to perform their obligations to us;

•	the ability of the U.S. Government to manage federal debt limits;

•	the quality and composition of our investment portfolio;

•	the effect of any pandemic disease, including COVID-19, natural disaster, war, act of terrorism, accident or similar action or event;

•	changes in market and other conditions that would affect our ability to repurchase our common stock; and

•	changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Interest income:
Loans	$11,886	$11,376	$35,037	$33,909
Investment securities	4,447	4,402	13,512	11,753
Other investments	1,051	373	2,848	816
Total interest income	17,384	16,151	51,397	46,478

Interest expense:
Deposits	5,408	1,242	13,261	2,577
Advances from the Federal Home Loan Bank	1,896	522	4,782	1,549
Securities sold under agreements to repurchase	46	46	137	137
Total interest expense	7,350	1,810	18,180	4,263

Net interest income	10,034	14,341	33,217	42,215
Reversal of provision for credit/loan losses	(259)	(109)	(147)	(603)

Net interest income after reversal of provision for credit/loan losses	10,293	14,450	33,364	42,818

Noninterest income:
Service and other fees	298	339	1,022	1,092
Income on bank-owned life insurance	218	200	628	591
Net gain (loss) on sale of loans	—	—	10	(3)
Other	73	76	208	1,359
Total noninterest income	589	615	1,868	3,039

Noninterest expense:
Salaries and employee benefits	5,176	5,513	15,723	16,518
Occupancy	1,819	1,682	5,201	4,924
Equipment	1,263	1,317	3,878	3,749
Federal deposit insurance premiums	246	145	737	429
Other general and administrative expenses	1,163	1,112	3,251	3,291
Total noninterest expense	9,667	9,769	28,790	28,911

Income before income taxes	1,215	5,296	6,442	16,946
Income taxes	335	1,405	1,749	4,235
Net income	$880	$3,891	4,693	$12,711

Basic earnings per share	$0.10	$0.44	$0.54	$1.42
Diluted earnings per share	$0.10	$0.44	$0.53	$1.41
Cash dividends declared per common share	$0.23	$0.23	$0.69	$0.69
Basic weighted-average shares outstanding	8,577,632	8,802,010	8,656,915	8,885,626
Diluted weighted-average shares outstanding	8,602,888	8,846,611	8,698,383	8,938,808

Territorial Bancorp Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)

	September 30,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$89,122	$40,553
Investment securities available for sale, at fair value	19,143	20,821
Investment securities held to maturity, at amortized cost (fair value of $536,534 and $591,084 at September 30, 2023 and December 31, 2022, respectively)	695,641	717,773
Loans receivable	1,311,421	1,296,796
Allowance for credit/loan losses	(5,003)	(2,032)
Loans receivable, net of allowance for credit/loan losses	1,306,418	1,294,764
Federal Home Loan Bank stock, at cost	12,844	8,197
Federal Reserve Bank stock, at cost	3,177	3,170
Accrued interest receivable	6,131	6,115
Premises and equipment, net	7,347	7,599
Right-of-use asset, net	12,964	14,498
Bank-owned life insurance	48,412	47,783
Deferred income tax assets, net	3,252	1,643
Prepaid expenses and other assets	6,776	6,676
Total assets	$2,211,227	$2,169,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,651,013	$1,716,152
Advances from the Federal Home Loan Bank	256,000	141,000
Securities sold under agreements to repurchase	10,000	10,000
Accounts payable and accrued expenses	24,349	24,180
Lease liability	17,385	15,295
Income taxes payable	479	838
Advance payments by borrowers for taxes and insurance	3,251	5,577
Total liabilities	1,962,477	1,913,042

Stockholders' Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 8,826,613 and 9,071,076 shares as of September 30, 2023 and December 31, 2022, respectively	88	91
Additional paid-in capital	47,991	51,825
Unearned ESOP shares	(2,569)	(2,936)
Retained earnings	211,741	215,314
Accumulated other comprehensive loss	(8,501)	(7,744)
Total stockholders’ equity	248,750	256,550
Total liabilities and stockholders’ equity	$2,211,227	$2,169,592

Territorial Bancorp Inc. and Subsidiaries

Selected Financial Data (Unaudited)

	Three Months Ended September 30,
	2023	2022
Performance Ratios (annualized):
Return on average assets	0.16%	0.71%
Return on average equity	1.39%	5.98%
Net interest margin on average interest earning assets	1.90%	2.75%
Efficiency ratio (1)	91.00%	65.32%

	At	At
	September	December
	30, 2023	31, 2022
Selected Balance Sheet Data:
Book value per share (2)	$28.18	$28.28
Stockholders' equity to total assets	11.25%	11.83%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$279	$559
Non-performing assets (3)	$2,315	$2,301
Allowance for credit losses	$5,003	$2,032
Non-performing assets to total assets	0.10%	0.11%
Allowance for credit losses to total loans	0.38%	0.16%
Allowance for credit losses to non-performing assets	216.11%	88.31%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income

(2) Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding

(3) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs